MutualFirst Announces Fourth Quarter and Year End 2012 Earnings

MUNCIE, Ind., Feb. 8, 2013 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income to common shareholders for the fourth quarter ended December 31, 2012 of $1.6 million, or $.23 for basic and diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2011 of $687,000, or $.10 for basic and diluted earnings per common share. Annualized return on assets was .56% and return on average tangible common equity was 6.10% for the fourth quarter of 2012 compared to .29% and 2.73% respectively, for the same period of last year.

Net income available to common shareholders for the year ended 2012 was $5.8 million, or $.83 for basic earnings per common share and $.82 for diluted earnings per common share compared to net income available to common shareholders of $1.4 million, or $.20 for basic and diluted earnings per common share for the year ended 2011. Return on assets was .50% and return on average tangible common equity was 5.47% for the year ended 2012 compared to .24% and 1.39% respectively, for the year ended 2011.

Other financial highlights for the fourth quarter ended December 31, 2012 included:

  Gross loans increased $22.7 million, or 2.4% in the fourth quarter of 2012.
  Deposits decreased $9.0 million in the fourth quarter of 2012.
  Tangible common equity increased to 7.62% and tangible book value increased to $15.33 as of December 31, 2012 compared to 7.05% and $14.38, respectively, as of December 31, 2011.
  Non-performing assets increased $757,000 in the fourth quarter of 2012; however, declined $7.8 million compared to December 31, 2011.
  Net charge offs on an annualized basis were .35% in the fourth quarter of 2012 compared to 1.53% in the same period of 2011.  Net charge offs for the year ended 2012 were 0.71% compared to 1.31% for year ended 2011.
  In the fourth quarter, the Bank sold investments of $51 million for gains of $1.3 million and prepaid $27.8 million in FHLB advances with a prepayment penalty of $804,000, to remove negative spread off of the balance sheet.  The remaining cash from the sale of investments was used to fund the growth in the loan portfolio during the quarter.
  Net interest margin was 3.04% for the fourth quarter of 2012 compared to 3.09% in the same period of 2011.   On a linked quarter basis, net interest margin declined from 3.05%.
  Non-interest income for the quarter ended December 31, 2012 decreased $879,000 compared to the same period in 2011, primarily due to gains on the sale of a $45 million mortgage loan portfolio in the fourth quarter of 2011 that was not repeated in 2012.   On a linked quarter basis, non-interest income increased $127,000.
  Non-interest expense for the fourth quarter of 2012 increased $427,000 over the same period in 2011 and increased $472,000 over the linked quarter.  This increase was a result of a prepayment penalty of $804,000 due to the early payoff of $27.8 million in FHLB advances.  Without the one-time prepayment penalty, non-interest expense would have declined $377,000 compared to the fourth quarter of 2011 and declined $332,000 over the linked quarter.

"We are pleased to see a significant earnings increase in 2012." said David W. Heeter, President and CEO. "We are building earnings momentum as the economy stabilizes."

Balance Sheet

Assets decreased $4.8 million as of December 31, 2012 compared to December 31, 2011, primarily due to the $73.5 million decrease in cash and investments primarily offset by an increase of $68.3 million in the gross loan portfolio. Mortgage loans have increased $65.6 million in 2012 as mortgage refinance activities remain brisk. The commercial loan portfolio increased $6.0 million in 2012. The consumer loan portfolio declined $3.3 million in 2012 compared to a decline of $25.4 million in 2011. In the fourth quarter of 2012, gross loans increased by $22.7 million, primarily due to a $14.8 million increase in commercial loans and an $8.6 million increase in mortgage loans. These increases were partially offset by a decline in consumer loans of $674,000. Heeter commented, "We are very pleased with the loan growth we experienced in the fourth quarter." To help mitigate interest rate risk, the Bank has sold its 30 year fixed rate mortgage loan production in the secondary market. In 2012, the Bank sold $45.3 million in fixed rate mortgage loans compared to $80.2 million during 2011, which included a $45 million mortgage portfolio sale. Securities of $98.3 million were sold to fund loan growth to redeploy funds into higher earning assets and to paydown maturing FHLB advances. The Bank also prepaid $27.8 million of FHLB advances in the fourth quarter resulting in a loss of $804,000.

Deposits increased by $17.4 million as of December 31, 2012 compared to December 31, 2011, as the Bank continues to see growth in core transactional accounts. The increase in the core transactional accounts was $81.7 million, while certificates of deposit decreased $64.4 million in 2012. Core transactional deposits increased to 51% of the Bank's total deposits as of December 31, 2012 compared to 45% as of December 31, 2011. The increase in deposits, along with liquidation of securities, has allowed the Bank to fund loan growth this year. FHLB advances have decreased by $26.8 million as the Bank prepaid certain FHLB advances in the fourth quarter to remove negative net interest income spread.

Allowance for loan losses decreased by $777,000, to $16.0 million as of December 31, 2012 compared to December 31, 2011 as the Bank's specific allocation on impaired loans has declined by $600,000 primarily through charge offs of those specific allocations. Net charge offs in the fourth quarter were $848,000, or .35% of total loans on an annualized basis. Net charge offs for 2012 were $6.8 million, or .71% of total loans. The allowance for loan losses to non-performing loans as of December 31, 2012 increased to 67.72% compared to 52.81% as of December 31, 2011. The allowance for loan losses to total loans as of December 31, 2012 was 1.63%, a decrease from 1.83% as of December 31, 2011. Heeter commented, "We continue to see steady improvement in the credit cycle, and continue to feel our allowance adequately reflects the risk in our portfolio."

Stockholders' equity was $139.5 million at December 31, 2012, an increase of $6.9 million from December 31, 2011. The increase was due primarily to net income of $7.3 million and unrealized gains on securities of $1.3 million. The increase was partially offset by dividend payments of $3.1 million to common and preferred shareholders. The Company's tangible book value per share as of December 31, 2012 increased to $15.33 compared to $14.38 as of December 31, 2011 and the tangible common equity ratio was 7.62% as of December 31, 2012 compared to 7.05% as of December 31, 2011. The Company's and the Bank's risk-based capital ratios were in excess of "well-capitalized" levels as defined by all applicable regulatory standards as of December 31, 2012.

Income Statement

Net interest income before the provision for loan losses increased $56,000 for the quarter ended December 31, 2012 compared to the same period in 2011. The increase was a result of an increase in average earning assets of $27.6 million, partially offset by a decline in net interest margin of 5 basis points. On a linked quarter basis, net interest income before the provision for loan losses decreased $204,000 primarily due to a decrease in average earning assets of $22.4 million.

Net interest income before the provision for loan losses decreased $675,000 for 2012 compared to 2011. The decrease was a result of the 11 basis point decline in the net interest margin from 3.16% in 2011 compared to 3.05% in 2012, which was partially offset by an increase in average earning assets of $25.7 million.

The provision for loan losses for the fourth quarter of 2012 decreased to $1.4 million compared to $4.0 million during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to net charge offs decreasing to $848,000, or .35% of loans on an annualized basis in the fourth quarter of 2012 compared to net charge offs of $3.7 million, or 1.53% of loans on an annualized basis in the fourth quarter of 2011. Non-performing loans to total loans at December 31, 2012 declined to 2.40% compared to 3.47% at December 31, 2011. Non-performing assets to total assets declined to 2.21% at December 31, 2012 compared to 2.75% at December 31, 2011.

The provision for loan losses for 2012 decreased to $6.0 million compared to $13.1 million during 2011. The decrease was primarily due to a reduction in net charge offs to $6.8 million in 2012 compared to net charge offs of $12.7 million in 2011. Non-performing loans decreased $8.2 million, or 26% as of December 31, 2012 compared to December 31, 2011.

Non-interest income for the fourth quarter of 2012 was $4.5 million, a decrease of $879,000 compared to the fourth quarter of 2011. Gain on sale of loans and servicing of loans decreased by $1.8 million in the fourth quarter of 2012 compared to the same period in 2011 primarily due to a $45 million mortgage loan portfolio sale that occurred in 2011, which was not repeated in 2012. This decrease was partially offset by an increase in gain on investment sales of $1.0 million. Service fee income on deposit accounts decreased by $178,000, as fees collected on overdraft transactions have declined due to a decrease in overdraft transactions. On a linked quarter basis, non-interest income increased $127,000.

Non-interest income for 2012 was $15.5 million, a decrease of $485,000 compared to 2011. Gain on sale of loans and related servicing of loans decreased by $982,000 in 2012 compared to 2011 primarily due to the same reasons stated above in addition to decreases in service fee income on deposits of $495,000, primarily related to reduced overdraft fee income. These decreases were partially offset by increases in gain on sale of investments of $2.8 million.

Non-interest expense increased $427,000 when comparing the fourth quarter of 2012 with that of 2011. The increase was primarily due to a prepayment penalty of $804,000 related to the prepayment of FHLB advances. On a linked quarter, non-interest expense increased $472,000 for the same reason.

Non-interest expense decreased $150,000 when comparing 2012 with 2011. Decreases related to non-interest expense have been a result of decreased occupancy and equipment expense of $126,000, a reduction in salaries and benefit expense of $355,000 primarily due to savings on employee health insurance, decreased deposit insurance expense of $231,000 and decreased intangible expense of $198,000. These decreases were partially offset by increases in software subscriptions and maintenance of $170,000 and increases in marketing expense of $144,000.

"We believe the markets we serve have stabilized. Although far from robust, we think our opportunities are good to continue improving performance," Heeter added.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-one full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including commercial lending, wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRSTFINANCIAL INC.

	December 31,	September 30,	December 31,
Balance Sheet (Unaudited):	2012	2012	2011
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$32,778	$44,319	$56,638
Investment securities - AFS	281,197	342,863	330,878
Loans held for sale	5,106	4,072	1,441
Loans, gross	985,583	962,911	917,275
Allowance for loan loss	(16,038)	(15,536)	(16,815)
Net loans	969,545	947,375	900,460
Premise and equipment	32,240	32,344	32,025
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	2,602	2,730	3,113
Cash surrender value of life insurance	48,410	48,076	47,023
Prepaid FDIC premium	1,647	1,947	2,821
Core deposit and other intangibles	2,411	2,634	3,373
Deferred income tax benefit	16,033	14,896	17,386
Foreclosed real estate	6,946	6,184	6,525
Other assets	9,099	10,565	11,119
Total assets	1,422,405	1,472,396	1,427,193

Liabilities and Stockholders' Equity
Deposits	1,184,009	1,193,031	1,168,357
FHLB advances	74,675	113,194	101,451
Other borrowings	11,606	11,812	12,410
Other liabilities	12,623	15,084	12,348
Stockholders' equity	139,492	139,275	132,627
Total liabilities and stockholders' equity	1,422,405	1,472,396	1,427,193

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Income Statement (Unaudited):	2012	2012	2011	2012	2011
	(000)	(000)	(000)	(000)	(000)

Total interest income	$13,431	$13,908	$14,614	$55,348	$61,353
Total interest expense	3,320	3,593	4,559	14,704	20,034

Net interest income	10,111	10,315	10,055	40,644	41,319
Provision for loan losses	1,350	1,475	4,000	6,025	13,100
Net interest income after provision
for loan losses	8,761	8,840	6,055	34,619	28,219

Non-interest income
Fees and service charges	1,616	1,644	1,794	6,492	6,987
Net gain (loss) on sale of investments	1,256	1,095	209	2,831	2,048
Other than temporary impairment of securities	0	0	0	0	(193)
Equity in losses of limited partnerships	(127)	(124)	(128)	(498)	(384)
Commissions	980	859	857	3,894	3,691
Net gain (loss) on loan sales	481	541	2,243	1,870	2,928
Net servicing fees	(77)	(16)	14	(203)	(278)
Increase in cash surrender value of life insurance	334	340	350	1,351	1,420
Gain (Loss) on sale of other real estate and repossessed assets	(41)	30	(67)	(564)	(426)
Other income	86	12	115	351	216
Total non-interest income	4,508	4,381	5,387	15,524	16,009

Non-interest expense
Salaries and benefits	5,425	5,273	5,587	21,335	21,690
Occupancy and equipment	1,329	1,353	1,108	5,162	5,288
Data processing fees	361	361	375	1,539	1,529
Professional fees	428	420	472	1,616	1,641
Marketing	388	488	405	1,602	1,458
Deposit insurance	321	312	321	1,260	1,491
Software subscriptions and maintenance	325	384	332	1,471	1,301
Intangible amortization	217	229	267	962	1,160
Repossessed assets expense	190	247	196	881	942
Other expenses	1,621	1,066	1,115	4,437	3,915
Total non-interest expense	10,605	10,133	10,178	40,265	40,415

Income before taxes	2,664	3,088	1,264	9,878	3,813
Income tax provision (benefit)	661	915	215	2,632	329
Net income	2,003	2,173	1,049	7,246	3,484
Preferred stock dividends and amortization	362	362	362	1,446	2,115
Net income available to common shareholders	$1,641	$1,811	$687	$5,800	$1,369

Pretax preprovision earnings	$3,652	$4,201	$4,902	$14,457	$14,798

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		12/31/2012			12/31/2011
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$21,374	$12	0.22%	$38,228	$23	0.24%
Mortgage-backed securities:
Available-for-sale	277,819	1,767	2.54	257,923	1,670	2.59
Investment securities:
Available-for-sale	38,557	189	1.96	32,127	193	2.40
Loans receivable	976,411	11,336	4.64	958,325	12,637	5.27
Stock in FHLB of Indianapolis	14,391	127	3.53	14,391	91	2.53
Total interest-earning assets (3)	1,328,552	13,431	4.04	1,300,994	14,614	4.49
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	114,964			123,090
Total assets	$1,443,516			$1,424,084

Interest-Bearing Liabilities:
Demand and NOW accounts	$257,302	203	0.32	$217,200	291	0.54
Savings deposits	108,183	6	0.02	97,718	13	0.05
Money market accounts	96,975	83	0.34	81,098	134	0.66
Certificate accounts	583,791	2,449	1.68	655,850	3,216	1.96
Total deposits	1,046,251	2,741	1.05	1,051,866	3,654	1.39
Borrowings	110,210	579	2.10	103,092	905	3.51
Total interest-bearing accounts	1,156,461	3,320	1.15	1,154,958	4,559	1.58
Non-interest bearing deposit accounts	133,023			123,471
Other liabilities	14,941			12,614
Total liabilities	1,304,425			1,291,043
Stockholders' equity	139,091			133,041
Total liabilities and stockholders' equity	$1,443,516			$1,424,084

Net earning assets	$172,091			$146,036

Net interest income		$10,111			$10,055

Net interest rate spread			2.90%			2.91%

Net yield on average interest-earning assets			3.04%			3.09%

Average interest-earning assets to
average interest-bearing liabilities			114.88%			112.64%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2012	2012	2011	2012	2011

Share and per share data:
Average common shares outstanding
Basic	6,991,044	6,949,126	6,919,543	6,951,727	6,907,015
Diluted	7,122,459	7,074,896	6,928,731	7,055,684	6,976,633
Per common share:
Basic earnings	$0.23	$0.26	$0.10	$0.83	$0.20
Diluted earnings	$0.23	$0.26	$0.10	$0.82	$0.20
Dividends	$0.06	$0.06	$0.06	$0.24	$0.24

Dividend payout ratio	26.09%	23.08%	60.00%	29.27%	120.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.56%	0.59%	0.29%	0.50%	0.24%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	6.10%	6.83%	2.73%	5.47%	1.39%
Interest rate spread information:
Average during the period(1)	2.90%	2.90%	2.91%	2.89%	2.97%

Net interest margin(1)(2)	3.04%	3.05%	3.09%	3.05%	3.16%

Efficiency Ratio	72.54%	68.95%	65.91%	71.69%	70.50%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	114.88%	114.22%	112.64%	114.33%	112.66%

Allowance for loan losses:
Balance beginning of period	$15,536	$16,003	$16,481	$16,815	$16,372
Charge offs:
One- to four- family	249	505	777	1,901	3,432
Commercial real estate	240	1,346	1,939	3,603	7,532
Consumer loans	434	268	490	1,608	2,126
Commercial business loans	0	137	728	890	728
Sub-total	923	2,256	3,934	8,002	13,818

Recoveries:
One- to four- family	40	195	37	239	274
Commercial real estate	1	14	0	375	146
Consumer loans	32	103	141	375	741
Commercial business loans	2	2	90	211	0
Sub-total	75	314	268	1,200	1,161

Net charge offs	848	1,942	3,666	6,802	12,657
Additions charged to operations	1,350	1,475	4,000	6,025	13,100
Balance end of period	$16,038	$15,536	$16,815	$16,038	$16,815

Net loan charge-offs to average loans (1)	0.35%	0.81%	1.53%	0.71%	1.31%

	December 31,	September 30,	December 31,
	2012	2012	2011

Total shares outstanding	7,055,502	6,993,971	6,987,586
Tangible book value per share	$15.33	$15.40	$14.38
Tangible common equity to tangible assets	7.62%	7.33%	7.05%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$10,791	$9,862	$10,080
Commercial real estate	8,439	8,969	16,906
Consumer loans	2,865	2,869	2,565
Commercial business loans	1,315	1,412	1,160
Total non-accrual loans	23,410	23,112	30,711
Accruing loans past due 90 days or more	273	757	1,127
Total nonperforming loans	23,683	23,869	31,838
Real estate owned	6,945	6,184	6,525
Other repossessed assets	755	573	867
Total nonperforming assets	$31,383	$30,626	$39,230

Performing restructured loans (4)	10,345	7,855	8,402

Asset Quality Ratios:
Non-performing assets to total assets	2.21%	2.08%	2.75%
Non-performing loans to total loans	2.40%	2.48%	3.47%
Allowance for loan losses to non-performing loans	67.72%	65.09%	52.81%
Allowance for loan losses to loans receivable	1.63%	1.61%	1.83%

(1) Ratios for the three month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc., +1-765-747-2945